EXHIBIT 11


                              THACKERAY CORPORATION

                   STATEMENT RE COMPUTATION OF PER SHARE DATA

              FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 and 1999



                                BASIC AND DILUTED
                                -----------------

                                                              2001               2000               1999
                                                              ----               ----               -----
Shares outstanding during the year                          5,107,401          5,107,401          5,107,401

Net income (loss) attributable to common stock            $(3,552,000)       ($2,491,000)           $89,000


Net income (loss) per share                                     ($.70)             ($.49)              $.02
                                                                ======             ======              ====
